Exhibit 4(3)

STATE OF ISRAEL
MINISTRY OF FINANCE

OFFICE OF THE LEGAL ADVISOR

  February 11, 2009

Re:	Registration Statement of
State of Israel on Schedule B

Dear Sirs:

I, Acting Legal Advisor to the Ministry of Finance of the State of Israel (“Israel”), have reviewed the above-referenced Registration Statement filed on the date hereof with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Registration Statement”), including the Prospectus constituting a part thereof (the “Prospectus”) and any amendments or supplements thereto, and the forms of Underwriting Agreement and the Fiscal Agency Agreement previously filed as Exhibits 4(1) and 4(2), respectively, thereto (the “Agreements”), pursuant to which Israel proposes to issue and sell certain debt securities (the “Offered Securities”).

The issuance of the Offered Securities has been authorized pursuant to the State Property Law of the Israel.

It is my opinion that when the Offered Securities have been duly authorized, executed and delivered by Israel and authenticated pursuant to the Agreements and delivered to and paid for by the underwriters as contemplated by the Registration Statement, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading “Validity of the Securities” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Joel Baris
Joel Baris
Acting Legal Advisor to the Ministry of Finance Government of Israel